Exhibit 5.1
February 15, 2006
iPass Inc.
3800 Bridge Parkway
Redwood Shores, CA 94065

Re: S-8 Registration Statement 5.1 Opinion
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by iPass Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) covering the offering of up to (i) 45,070 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) pursuant to the GoRemote Communications, Inc. (formerly Aimquest Corporation) 1997 Stock Option Plan (the “1997 Plan Shares”), as described in the Registration Statement, and (ii) 1,814,123 shares of Common Stock pursuant to the GoRemote Communications, Inc. 1999 Equity Incentive Plan (the “1999 Plan Shares” and, together with the 1997 Plan Shares, the “Shares”), as described in the Registration Statement.
In connection with this opinion, we have examined the Registration Statement and the related Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the GoRemote Communications, Inc. (formerly Aimquest Corporation) 1997 Stock Option Plan and the GoRemote Communications, Inc. 1999 Equity Incentive Plan (together, the “Plans”) and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

Cooley Godward llp

By:	/s/ Brett D. White

Brett D. White